Exhibit 4.10

ASHFORD HOSPITALITY TRUST, INC.

ARTICLES SUPPLEMENTARY

January 22, 2025

Ashford Hospitality Trust, Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland and its corporate office in Dallas, Texas certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  Under a power contained in Section 2-208 of the Maryland General Corporation Law (the “MGCL”) and Article V of the Corporation’s Articles of Amendment and Restatement (as amended, the “Charter”), on January 20, 2025, the Board of Directors of the Corporation (the “Board”) reclassified and designated 5,000,000 unissued shares of common stock, par value $0.01 per share, of the Corporation, as unclassified and undesignated shares of preferred stock, par value $0.01 per share;

SECOND:  After giving effect to the foregoing reclassifications, the Corporation has the authority to issue 450,000,000 shares of capital stock, par value $0.01 per share, consisting of 395,000,000 shares of common stock, par value $0.01 per share, of the Corporation and 55,000,000 shares of preferred stock, of which 20,481,195 shares are unclassified and undesignated shares of authorized preferred stock.

THIRD:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH:  These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

FIFTH:  The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary as of the date first written above.

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ Stephen Zsigray
Name: Stephen Zsigray
Title: Chief Executive Officer and President

ATTEST:

By:	/s/ Alex Rose
Name: Alex Rose
Title: Executive Vice President, General Counsel and Secretary

[Signature page to Articles Supplementary]